EXHIBIT 99.1

ISCO INTERNATIONAL RECEIVES NON-COMPLIANCE NOTICE FROM

NYSE ALTERNEXT US

ELK GROVE VILLAGE, Ill., December 24, 2008—ISCO International, Inc. (AMEX: ISO) today announced that the Company received notice from NYSE Alternext US LLC (formerly AMEX, the “Exchange”) indicating that the Company is currently not in compliance with certain of the Exchange’s continued listing standards.

Specifically, the notice cited that the Company is not in compliance with the Exchange Company Guide as follows: (i) the Company has stockholders’ equity of less than $2,000,000 and losses from continuing operations and net losses in two of its three most recent fiscal years (Section 1003(a)(i)); (ii) the Company has stockholders’ equity of less than $4,000,000 and losses from continuing operations and net losses in three of its four most recent fiscal years (Section 1003(a)(ii)); (iii) the Company has stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years (Section 1003(a)(iii)); and (iv) the Company has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and meet its obligations as they mature (Section 1003(a)(iv)). The Staff has also advised the Company of non-compliance with Section 1003(f)(v) of the Company Guide since the Company’s common stock has been trading at a low price per share for a significant period of time.

The Company was afforded the opportunity to submit a plan of compliance to the Exchange by January 19, 2009 that demonstrates the Company’s ability to regain compliance with Section 1003(a)(iv) of the Company Guide by June 18, 2009 and Sections 1003(a)(i)-(iii) of the Company Guide within a maximum of 18 months. The Company informed the Exchange that it does not have available resources to bring the Company into compliance within the prescribed time periods, and accordingly does not anticipate that it will submit a plan. Because the Company does not intend to submit a plan of compliance, the Company will be subject to delisting procedures as set forth in Section 1010 and Part 12 of the Company Guide. The Company, therefore, expects that the Exchange will notify the Company of the involuntary delisting of its common stock.

About ISCO International, Inc.

ISCO International (www.iscointl.com) is a wireless telecommunications solutions provider and global supplier of radio frequency management and “spectrum conditioning” solutions for wireless carriers. ISCO International’s solutions include adaptive interference management and radio frequency spectrum conditioning for all wireless technologies.

Forward-looking Statements

Except for historical information contained in this news release, the matters discussed are forward-looking statements that involve risks and uncertainties. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions identify forward-looking statements. These statements reflect management’s current beliefs and are based on information currently available. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause ISCO International’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the technology; the spending patterns of wireless network operators; the need and ability to obtain additional financing and/or refinance existing debt; the lack of assurance that its earnings will be sufficient to cover fixed charges in the future; uncertainty about the ability to compete effectively against competitors and to withstand downturns in business or the economy; the timing and receipt of customer orders; the ability to attract and retain key personnel; the ability to protect intellectual property; the risks of foreign operations and the risks of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in ISCO International’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. ISCO International does not undertake any obligation to update such forward-looking statements.